SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2017

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company         ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.               ☐

Item 7.01	Regulation FD Disclosure.
On September 19, 2017, Cigna Corporation (the "Company") announced the results of its offer to purchase for cash up to $1,000,000,000 aggregate principal amount of its outstanding 8.300% Notes due 2023, 7.650% Notes due 2023, 7.875% Debentures due 2027, 8.300% Step Down Notes due 2033, 6.150% Notes due 2036, 5.875% Notes due 2041 and 5.375% Notes due 2042.  The early extinguishment of this debt is expected to result in a one-time after-tax expense of approximately $210 million that will be reported as a special item during the fiscal quarter ending September 30, 2017 and excluded from consolidated adjusted income from operations, the non-GAAP measure used by the Company to evaluate performance.  Accordingly, this charge will not impact the Company's projected consolidated adjusted income from operations for the full year 2017 as discussed in the Company's earnings release dated August 4, 2017 and affirmed in the Company's Current Report on Form 8-K dated August 28, 2017.  In addition, as previously announced, concurrent with the tender offer, the Company issued ten and thirty year notes in the aggregate amount of $1.6 billion with a weighted average coupon of 3.57%.
This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such a filing.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: September 29, 2017	/s/ Eric P. Palmer
Eric P. Palmer
Executive Vice President and Chief Financial Officer